Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Vahanna Tech Edge Acquisition I Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated June 23, 2021, except for the second paragraph of Note 8, as to which the date is November 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Vahanna Tech Edge Acquisition I Corp. as of May 6, 2021 and for the period from April 22, 2021 (inception) through May 6, 2021, appearing in the Registration Statement on Form S-1, as filed (File No. 333-260748) of Vahanna Tech Edge Acquisition I Corp.

/s/ Marcum LLP

Marcum LLP
New York, NY
November 22, 2021